Exhibit 8

June 4, 2010

PSEG Power LLC
80 Park Plaza – T25
Newark, New Jersey 07102-4194

Ladies and Gentlemen:

We are acting as counsel for PSEG Power LLC, a Delaware limited liability company (the “Company”), and PSEG Fossil LLC, a Delaware limited liability company, PSEG Nuclear LLC, a Delaware limited liability company, and PSEG Energy Resources & Trade LLC, a Delaware limited liability company (collectively, the “Subsidiary Guarantors”), in connection with the Registration Statement on Form S-4 filed on June 4, 2010 by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of up to $300,000,000 principal amount of the Company’s 2.50% Senior Notes due 2013 and up to $406,004,000 principal amount of the Company’s 5.125% Senior Notes due 2020 and of guarantees by the Subsidiary Guarantors with respect thereto.

We have reviewed the Registration Statement and such other agreements, documents, records, certificates and other materials, and have satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for this opinion. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the foregoing and upon consideration of applicable law, subject to the assumptions, qualifications and limitations stated herein and therein, the discussion of certain material U.S. federal income tax consequences set forth under the caption “Material United States Federal Income Tax Consequences” in the Registration Statement and in the prospectus included therein, insofar as it relates to matters of law or legal conclusions, constitutes our opinion as to the matters discussed therein.

This opinion is limited to the federal income tax law of the United States of America as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration

PSEG Power LLC
June 4, 2010

Statement and in the prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP